RADIO ONE, INC. CEO AND PRESIDENT ALFRED LIGGINS ASSUMES POSITION AS CEO OF TV ONE, LLC
Current President and CEO Wonya Lucas Resigns

October 22, 2012 – Silver Spring, MD – Alfred Liggins, CEO and President of Radio One will add oversight of all daily network operations for TV One to his portfolio as CEO of TV One effective November 1.  As a result, current President and CEO Wonya Lucas will step down at the end of the month.

“Wonya has created a strong foundation for TV One’s future success with the launch of two new hit series, R&B Divas and The Rickey Smiley Show,” Mr. Liggins commented.  “I and the Radio One family thank her for her leadership and guidance and wish her well in her next endeavor.”

Ms. Lucas remarked, “It has been my pleasure to have had the opportunity to be a part of TV One and work with Alfred Liggins, Cathy Hughes, and the TV One staff.  I am extremely proud of what has been accomplished during my time with the network and am confident that the senior team under Alfred’s leadership will continue to thrive and succeed.”

Radio One, Inc. (http://www.radio-one.com/) is a diversified media company that primarily targets African-American and urban consumers. The Company is one of the nation's largest radio broadcasting companies, currently owning and/or operating 55 broadcast stations located in 16 urban markets in the United States. As a part of its core broadcasting business, Radio One operates syndicated programming including the Russ Parr Morning Show, the Yolanda Adams Morning Show, the Rickey Smiley Morning Show, CoCo Brother Live, CoCo Brother's "Spirit" program, Bishop T.D. Jakes' "Empowering Moments", the Reverend Al Sharpton Show, and the Warren Ballentine Show. The Company also owns a controlling interest in Reach Media, Inc.(http://www.blackamericaweb.com/), owner of the Tom Joyner Morning Show and other businesses associated with Tom Joyner. Beyond its core radio broadcasting business, Radio One owns Interactive One (http://www.interactiveone.com/), an online platform serving the African-American community through social content, news, information, and entertainment, which operates a number of branded sites, including News One, UrbanDaily, HelloBeautiful, Community Connect Inc. (http://www.communityconnect.com/), an online social networking company, which operates a number of branded websites, including BlackPlanet, MiGente, and Asian Avenue. In addition, the Company owns a controlling interest in TV One, LLC (http://www.tvoneonline.com/), a cable/satellite network programming primarily to African-Americans.

Launched in January 2004, TV One (www.tvone.tv) serves more than 57 million households, offering a broad range of real-life and entertainment-focused original programming, classic series, movies, and music designed to entertain, inform and inspire a diverse audience of adult Black viewers.  In December 2008, the company launched TV One High Def, which now serves 14 million households. TV One is owned by Radio One [NASDAQ: ROIA and ROIAK; www.radio-one.com], the largest radio company that primarily targets Black and urban listeners; and Comcast Corporation [NASDAQ: CMCSA, CMCSK); www.comcast.com], one of the nation's leading providers of entertainment, information and communications products and services.

Press Contacts:
Monica Neal, mneal@tvone.tv and 301-755-2830